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                                                                    EXHIBIT 10.4

                        NATIONAL EQUITIES HOLDINGS, INC.

                              EMPLOYMENT AGREEMENT

                                      WITH

                                BILL S. MCGOWEN

Bill S. McGowen ("McGowen") has accepted an offer from National Equities Holdings, Inc. ("NEHI" or the "Corporation"), and NEHI has extended such offer, to be employed as the President of NEHI. This offer has been extended on the basis of verbal representations by Bill S. McGowen as to his competence, and in writings as hereto attached and made a part hereof, in the management of publicly trading oil and gas companies.

McGowen has accepted the position of President on the basis of verbal representations by Bill M. Knollenberg as to the structure and condition of the Corporation, and as the principal shareholder of NEHI and Erin Oil Exploration, Inc. ("EOE"), and the business plans for each of these affiliated companies.

McGowen will assume the position of Chief Operating Officer performing the functions normally expected in such capacity. His initial duties and responsibilities will include investor, investment banking and financial relations, keeping all parties informed as to the progress of the Corporation and its affiliate, EOE. Of equal responsibility, McGowen will oversee all oil and gas investments and operations, including seeking energy exploitation opportunities and sources of funding. The overall objective is to convert and develop the Corporation into an exploration and production energy company.

THEREFORE, McGowen will be employed by NEHI as its President on the effective date of September 30, 1996, to begin working in the month of October.

McGowen will receive a monthly salary of $10,000 each month for a two year period, payable in advance, the cash amount of the salary being $7,000 each month with $3,000 each month to be paid in the Common Stock of the Corporation at a price per share equal to the average monthly price calculated by the sum of the price per share on the first day and last day of the month added together and divided by two (2).

As an initial inducement to accept the position and responsibilities of President of NEHI, McGowen will receive 25,000 shares to be issued to him by the end of the first month of his employment.

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McGowen will receive cash and common stock bonuses for his performance in managing the Corporation in an amount equal to fifty percent (50%) of his annual salary if he meets all mutually agreed upon corporate objectives for the respective year. His bonuses will exceed one half of his annual salary, if the Corporation exceeds the mutually agreed upon objectives; the bonuses will increase by the same percentage that the Corporation exceeds the mutually agreed upon objectives of the business plan for the year which the Corporation agrees will be completed and agreed upon before December 31 of the prior year.

McGowen will receive the normal benefits of an executive in his position in a Corporation of similar size in the energy industry. He will receive a company car, professional memberships and industry publications, an office and staff support to perform his job and insurance coverage for his family. This contract of employment will be for a period of two years, and if McGowen is terminated by the Board of Directors within this two year period, McGowen will receive six (6) months of salary as severance and his insurance will be paid by the Corporation for a period of one year from the date of his termination.

The Corporation will agree to structure, and implement retroactively at the beginning of 1997, within the first year of employment of McGowen: An Overriding Royalty Plan for management and employees of three percent (3%) allocated each year as a part of the business plan; a stock option plan for management and employees; and, a retirement plan. Each year the Corporation will file an SEC registration to register all executive and employee stock; the registration will be an S8 registration or whichever registration is appropriate and cost effective.

This agreement is entered into in good faith by the parties whose signatures appear below, each party representing that he has the authority and/or authorization to do so:

/s/ BILL S. MCGOWEN                           9/23/96
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Bill S. McGowen                             Date


/s/ BILL M. KNOLLENBERG                       9/23/96
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Bill M. Knollenberg, Chairman of the Board  Date